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                                                                    EXHIBIT 23.1

                             ACCOUNTANTS' CONSENT



The Board of Directors
Albany Molecular Research, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Albany Molecular Research, Inc. (relating to the Albany Molecular Research, Inc. 1998 Stock Option and Incentive Plan and the Albany Molecular Research, Inc. 1998 Employee Stock Purchase Plan) of our report dated March 19, 1999 relating to the consolidated balance sheets of Albany Molecular Research, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Albany Molecular Research, Inc.

                                                     /s/ KPMG LLP

Albany, New York
June 11, 1999